EXHIBIT 4

SECURITIES PURCHASE AGREEMENT (this “Agreement”) dated as of July 2, 2008 among the parties set forth on Schedule I hereto (the “Sellers”) and the parties set forth on Schedule II hereto (the “Purchasers”).

RECITALS

WHEREAS, each Seller currently owns and desires to sell that number of shares of issued and outstanding shares of the Common Stock (the “Common Stock”), $0.01 par value, of OPKO HEALTH, INC., a Delaware corporation (the “Corporation”) set forth opposite such Seller’s name on Schedule I hereto (collectively, the “Purchased Securities”); and

WHEREAS, the Purchasers desire to purchase from the Sellers Purchased Securities in the aggregate amount set forth opposite such Purchaser’s name on Schedule II attached hereto, for a purchase price of $1.35 per share of Purchased Security (the “Purchase Price”).

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Purchase and Sale of the Purchased Securities.

Subject to the terms and conditions hereof, each Seller hereby agrees to sell to each Purchaser, and each Purchaser hereby agrees to purchase from each Seller, all of the Seller’s right, title and interest in, to and under, the Purchased Securities in amounts, as applicable, as set forth opposite each Seller’s name on Schedule I attached hereto.

Section 2. Closing.

The closing of the sale of the Purchased Securities (the “Closing”) shall take place on July 2, 2008 or as soon thereafter as is reasonably practicable.

Section 3. Deliveries.

A. Seller Deliverables. At the Closing, upon delivery of the Purchase Price, the Sellers shall deliver to each Purchaser:

(i)	an executed counterpart of this Agreement; and

(ii)	copies of the letter of transmittal and direction letter to the Corporation providing for delivery of the Purchaser’s respective Purchased Securities to such Purchaser;

B. Purchaser Deliverables. At the Closing, each Purchaser shall deliver to the Sellers:

(i)	an executed counterpart of this Agreement; and

(ii)	the applicable Purchase Price by check or wire transfer of immediately available funds.

Section 4. Representations, Warranties and Acknowledgements of the Sellers.

Each Seller hereby represents and warrants to each Purchaser, as follows:

A. Due Authorization; Due Execution; No Conflicts. This Agreement has been duly executed and delivered by such Seller and is the valid and binding obligation of such Seller, enforceable in accordance with its terms. The execution, delivery and performance by such Seller of this Agreement does not (a) violate any provision of law, statute, rule or regulation applicable to such Seller or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to such Seller or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Seller under any note, indenture, mortgage, lease agreement, or other agreement, contract or instrument to which such Seller is a party or by which such Seller’s property is bound or affected.

B. Title to the Securities. Such Seller has record and beneficial ownership of the Common Stock set forth opposite the name of such Seller on Schedule I hereto. Such Seller has good and valid title to the Common Stock, free and clear of all liens, claims, encumbrances and similar restrictions. Such Seller has the absolute legal right, power and authority to sell to the Purchasers the Purchased Securities to be sold by such Seller, and upon transfer to such Seller of the Purchase Price, such Seller will pass to the Purchasers good and valid title to the Purchased Securities, free and clear of all liens, claims, encumbrances and similar restrictions.

C. Brokers and Finders. No Person acting on behalf or under the authority of such Seller is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated hereby.

D. Acknowledgements. Each Seller acknowledges and agrees as follows:

(i)
Each of the Purchasers and their affiliates, and other related parties, may now possess and may hereafter possess certain information, including material and/or non-public information (“Information”), concerning the Corporation and its affiliates and/or the Corporation’s securities that may or may not be independently known to such Seller.

(ii)
Such Seller has entered into this Agreement and agrees to consummate the purchase and sale of the Purchased Securities pursuant hereto notwithstanding that it is aware that Information may exist and that it may not have been disclosed by any of the Purchasers to it, and confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor that the fact that it may not have been disclosed by any of the Purchasers to it, is material to it or its determination to enter into this Agreement and to consummate the purchase and sale of the Purchased Securities pursuant hereto. Such Seller shall not sue, commence litigation or make any claim arising out of or related to the omission of any of the Purchasers to disclose any Information to such Seller.

(iii)
None of the Purchasers has made and does not make any representation or warranty, whether express or implied, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Corporation or with respect to the value of any of the Purchased Securities, of any kind or character and none of the Purchasers has any obligations to such Seller, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

Section 5. Representations, Warranties and Acknowledgements of the each of the Purchasers.

Each Purchaser, solely in respect of itself, represents to the Sellers as follows:

A. Investment Representations.

(i)	Such Purchaser is acquiring the Purchased Securities for its own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same.

(ii)
Such Purchaser understands that the Purchased Securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(iii)
Such Purchaser understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts.

(iv)
Such Purchaser has had a reasonable time prior to the date hereof to ask questions and receive answers concerning the terms and conditions of the sale and purchase of the Purchased Securities, and to obtain any additional information which the Sellers possess or could acquire without unreasonable effort or expense, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities as to enable such Purchaser to understand and evaluate the risks of such investment and form an investment decision with respect thereto.

(v)	Such Purchaser is an “accredited investor,” as such term is defined in Rule 501 (the provisions of which are known to such Purchaser) promulgated under the Securities Act.

(vi)
Such Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement and this Agreement constitutes a valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms.

B. Brokers and Finders. No Person acting on behalf or under the authority of such Purchaser is or will be entitled to any broker’s, finder’s, or similar fee or commission in connection with the transactions contemplated hereby.

C. Acknowledgements. Each Purchaser acknowledges and agrees as follows:

(i)
The Sellers and their affiliates, and other related parties, may now possess and may hereafter possess Information concerning the Corporation and its affiliates and/or the Corporation’s securities that may or may not be independently known to such Purchaser.

(ii)
Such Purchaser has entered into this Agreement and agrees to consummate the purchase and sale of the Purchased Securities pursuant hereto notwithstanding that it is aware that Information may exist and that it may not have been disclosed by the Sellers to it, and confirms and acknowledges that neither the existence of any Information, nor the substance of it, nor that the fact that it may not have been disclosed by the Sellers to it, is material to it or its determination to enter into this Agreement and to consummate the purchase and sale of the Purchased Securities pursuant hereto. Such Purchaser shall not sue, commence litigation or make any claim arising out of or related to the omission of Sellers to disclose any Information to such Purchaser.

(iii)
Such Purchaser has appropriate sophistication with respect to the Purchased Securities to undertake their purchase as contemplated herein and has independently and without reliance on the Sellers or their affiliates and based on such information as such Purchaser had deemed appropriate in its independent judgment made its own analysis and decision to enter into this Agreement.

(iv)
The Sellers have not made and do not make any representation or warranty, whether express or implied, including without limitation with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Corporation or with respect to the value of any of the Purchased Securities, of any kind or character except as expressly set forth in this Agreement and the Sellers have no obligations to any Purchaser, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.

Section 6. Successors and Assigns.

This Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns, administrative agents, heirs and estate, as the case may be. No party may assign its rights and obligations under this Agreement to any third party without the prior consent of the other parties hereto.

Section 7. Entire Agreement.

This Agreement and the other writings and agreements referred to herein or delivered pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings between such parties with respect thereto. This Agreement shall become effective and be in full force and effect, immediately upon execution and delivery of this Agreement by all parties hereto.

Section 8. Amendments.

The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the parties hereto.

Section 9. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one instrument.

Section 10. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of laws.

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(Signatures on following pages)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed as of the date first written above.

SELLERS: CLINICAL RESEARCH GROUP INC. By: _______________________________ Name: Lynn Bachrach Title: President and CEO By: _______________________________ Name: Harry Bachrach Title: Principle and CFO

PURCHASERS: HSU GAMMA INVESTMENTS L.P. ____________________________________ Name: Title:

Schedule I
Sellers

Seller	Number of Shares of Common Stock
Clinical Research Group Inc.	141,453

Schedule II

List of Purchasers

Purchaser	Number of Shares of Common Stock

Hsu Gamma Investments L.P.	33,000